SCHEDULE 14A INFORMATION
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VIASAT, INC.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 1, 2009
8:30 a.m. Pacific Time

Dear Fellow Stockholder:

You are cordially invited to attend our 2009 annual meeting of stockholders, which will be held at the corporate offices of ViaSat, located at 6155 El Camino Real, Carlsbad, California on October 1, 2009 at 8:30 a.m. Pacific Time. We are holding the annual meeting for the following purposes:

1. To elect Robert W. Johnson and John P. Stenbit to serve as Class I Directors for a three-year term to expire at the 2012 annual meeting of stockholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for the fiscal year ending April 2, 2010.

3. To approve an amendment to the Employee Stock Purchase Plan.

4. To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

All stockholders of record at the close of business on August 10, 2009, the record date, are entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting in person, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your shares are represented at the annual meeting. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or nominee with instructions on how to vote your shares.

By Order of the Board of Directors

Mark D. Dankberg
Chairman of the Board and
Chief Executive Officer

Carlsbad, California
August 21, 2009

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD.

6155 El Camino Real
Carlsbad, California 92009

PROXY STATEMENT

The Board of Directors of ViaSat, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on October 1, 2009 at 8:30 a.m. Pacific Time at the corporate offices of ViaSat, located at 6155 El Camino Real, Carlsbad, California, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because ViaSat’s Board of Directors is soliciting your proxy to vote at the 2009 annual meeting of stockholders. This proxy statement summarizes the information you need to know to vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about August 21, 2009 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned ViaSat common stock at the close of business on the record date, August 10, 2009, are entitled to vote at the annual meeting. On this record date, there were 31,610,466 shares of ViaSat common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2009 fiscal year annual report, which includes our financial statements.

What am I voting on?

The items of business scheduled to be voted on at the annual meeting are:

•	Proposal 1: The election of Robert W. Johnson and John P. Stenbit to serve as Class I Directors for a three-year term to expire at the 2012 annual meeting of stockholders.

•	Proposal 2: The ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm for the 2010 fiscal year.

•	Proposal 3: The amendment to the Employee Stock Purchase Plan.

We also will consider any other business that properly comes before the annual meeting.

How does the Board recommend that I vote?

Our Board of Directors unanimously recommends that you vote “FOR” the election of the director nominees listed in this proxy statement (Proposal 1), “FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm (Proposal 2), and “FOR” the amendment to the Employee Stock Purchase Plan (Proposal 3).

How many votes do I have?

You are entitled to one vote for every share of ViaSat common stock that you own as of the close of business on August 10, 2009.

How do I vote by proxy?

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible to ensure that your vote is recorded promptly. Returning the proxy card will not affect your right to attend the annual meeting or vote your shares in person.

If you complete and submit your proxy card, the persons named as proxies will vote your shares in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for voting at the annual meeting, or any adjournments or postponements of the annual meeting, the proxy card will confer discretionary authority on the individuals named as proxies to vote your shares in accordance with their best judgment. As of the date of this proxy statement, we have not received notice of other matters that may properly be presented for voting at the annual meeting.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before your proxy is voted at the annual meeting. You may revoke your proxy in any of the following three ways:

•	you may send in another signed proxy bearing a later date;

•	you may deliver a written notice of revocation to ViaSat’s Corporate Secretary prior to the annual meeting; or

•	you may notify ViaSat’s Corporate Secretary in writing before the annual meeting and vote in person at the meeting.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke any prior instructions.

How do I vote in person?

If you plan to attend the annual meeting and wish vote in person, we will give you a ballot when you arrive. However, if your shares are held in street name and you wish to vote at the annual meeting, you must bring to the annual meeting a “legal proxy” from the broker, bank or nominee that holds your shares. The legal proxy will give you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

Can I vote via the internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms offer internet and telephone voting. If your bank or brokerage firm does not offer internet or telephone voting information, please complete and return your proxy card or voting instruction card in the self-addressed, postage-paid envelope provided.

How can I attend the annual meeting?

You are entitled to attend the annual meeting only if you were a ViaSat stockholder or joint holder as of the close of business on the record date, August 10, 2009, or you hold a valid proxy for the annual meeting. You should be prepared to present valid government issued photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your admission to the annual meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of August 10, 2009. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual meeting.

What constitutes a quorum?

A quorum is present when at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. This year, approximately 15,805,234 shares must be represented to constitute a quorum at the meeting and permit us to conduct our business.

What vote is required to approve each proposal?

In the election of directors, the two nominees for director who receive the most votes will be elected. All other proposals require the favorable vote of a majority of those shares present, in person or by proxy, and entitled to vote on that proposal. Voting results will be tabulated and certified by our transfer agent, Computershare.

What is the effect of abstentions and broker non-votes?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes cast, abstentions will have no effect on the election of directors. With respect to all other proposals, abstentions have the same effect as a vote “AGAINST” the proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for a particular proposal. In tabulating the voting results for any such proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What are the costs of soliciting these proxies?

We will pay the entire cost of soliciting these proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional solicitation material that we may provide to stockholders. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

I share an address with another stockholder, but we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to ViaSat, Inc., Attention: Investor Relations, 6155 El Camino Real, Carlsbad, California 92009, by email at ir@viasat.com or by telephone at (760) 476-2633. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

Important notice regarding the availability of proxy materials for the ViaSat annual meeting of stockholders to be held on October 1, 2009

Under rules recently adopted by the SEC, we are also furnishing proxy materials to our stockholders via the internet. This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting and help conserve natural resources. This proxy statement and our annual report to stockholders are available on the “Investor Relations” section of our website at investors.viasat.com. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose this option, your choice will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of these documents. If you hold your shares in street name, please refer to the information provided by your broker, bank or nominee for instructions on how to elect this option.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting ViaSat’s reputation, assets, investor confidence and customer loyalty. Above all, the foundation of ViaSat’s integrity is our commitment to sound corporate governance. Our corporate governance guidelines and Guide to Business Conduct can be found on the “Investor Relations” section of our website at investors.viasat.com.

Board Independence

The criteria established by The Nasdaq Stock Market, or Nasdaq, for director independence include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is (1) an employee of ViaSat, or (2) a partner in, or an executive officer of, an entity to which ViaSat made, or from which ViaSat received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the directors was disqualified from independent status under the objective standards, other than Mr. Dankberg, who does not qualify as independent because he is a ViaSat employee, and Mr. Targoff, who currently serves as the Chief Executive Officer and as a member of the board of directors of Loral Space & Communications Inc. (Loral), a company to which we have made payments related to the construction of our high-capacity ViaSat-1 satellite in an amount that exceeds 5% of Loral’s consolidated gross revenues during the relevant period. The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards by taking into account the standards in the objective tests, and reviewing and discussing additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to ViaSat and ViaSat’s management. In conducting this evaluation, the Board considered the following relationship that did not exceed Nasdaq objective standards but was identified by the Nomination and Evaluation Committee for further consideration by the Board under the subjective standard: Mr. Stenbit is a non-employee director of Loral, a company with which we do business, as described above. The nature of these relationships and transactions are described in greater detail in “Certain Relationships and Related Transactions.” Based on all of the foregoing, the Board made a subjective determination that Mr. Stenbit maintains the ability to exercise independent judgment in carrying out the responsibilities of a director.

As a result, the Board of Directors affirmatively determined that each member of the Board other than Messrs. Dankberg and Targoff is independent under the criteria established by Nasdaq for director independence. In addition to the Board level standards for director independence, all members of the Audit Committee, Compensation and Human Resources Committee, and Nomination and Evaluation Committee are independent directors.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors has seven directors and the following five committees: (1) Audit Committee, (2) Compensation and Human Resources Committee, (3) Nomination and Evaluation Committee, (4) Corporate Governance Committee, and (5) Banking/Finance Committee. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter which can be found on the “Investor Relations” section of our website at investors.viasat.com. During our fiscal year ended April 3, 2009, the Board held five meetings, including telephonic meetings. During this period, all of the directors attended or participated in at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which each such director served. Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage the attendance of our directors and director nominees at our annual meeting, and historically more than a majority have done so. Six of our directors attended last year’s annual meeting of stockholders.

		Compensation and	Nomination and	Corporate
	Audit	Human Resources	Evaluation	Governance	Banking/Finance
Director	Committee	Committee	Committee	Committee	Committee

Mark D. Dankberg					Member
Robert W. Johnson	Member		Chair	Member
B. Allen Lay	Chair				Member
Jeffrey M. Nash	Member	Chair
John P. Stenbit		Member	Member
Michael B. Targoff				Chair	Chair
Harvey P. White	Member	Member
Number of Meetings in Fiscal 2009	6	6	1	1	1

Audit Committee.  The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that each of the four members of our Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The responsibilities and activities of the Audit Committee are described in greater detail in the “Audit Committee Report.”

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee is responsible for establishing and monitoring policies governing the compensation of executive officers. In carrying out these responsibilities, the Compensation and Human Resources Committee is responsible for advising and consulting with the officers regarding managerial personnel and development, and for reviewing and, as appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of directors, officers and other managerial employees and the establishment and administration of our employee benefit plans. The objectives of the Compensation and Human Resources Committee are to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders. For additional information concerning the Compensation and Human Resources Committee, see “Executive Compensation — Compensation Discussion and Analysis.”

Nomination and Evaluation Committee.  The Nomination and Evaluation Committee reviews and recommends nominees for election as directors and committee members, conducts the evaluation of our Chief Executive Officer, and advises the Board with respect to Board and committee composition.

Corporate Governance Committee.  The Corporate Governance Committee is responsible for the development and recommendation to the Board of a set of corporate governance guidelines and principles, and provides oversight of the process for the self-assessment by the Board and each of its committees.

Banking/Finance Committee.  The Banking/Finance Committee oversees certain aspects of corporate finance for the company, and reviews and makes recommendations to the Board about the company’s financial affairs and policies, including short and long-term financing plans, objectives and principles, borrowings or the issuance of debt and equity securities.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Nomination and Evaluation Committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience in our industry;

•	experience as a board member of another publicly-held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	practical and mature business judgment; and

•	with respect to current directors, performance on the ViaSat Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nomination and Evaluation Committee may also consider such other factors as it may deem are in the best interests of ViaSat and its stockholders. The Nomination and Evaluation Committee does, however, believe it appropriate for at least one, and preferably several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board be independent as required by the Nasdaq qualification standards.

Identification and Evaluation of Nominees for Directors

The Nomination and Evaluation Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nomination and Evaluation Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the Nomination and Evaluation Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nomination and Evaluation Committee may also poll our Board and members of management for their recommendations. The Nomination and Evaluation Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Nomination and Evaluation Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the Nomination and Evaluation Committee and by certain of our other independent directors and executive management. In making its determinations, the Nomination and Evaluation Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of ViaSat and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nomination and Evaluation Committee makes its recommendation to our Board. To date, the Nomination and Evaluation Committee has not relied on third-party search firms to identify candidates for the Board. The Nomination and Evaluation Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nomination and Evaluation Committee will consider candidates recommended by any stockholder who has held our common stock for at least one year and who holds a minimum of 1% of our outstanding shares. The recommending stockholder must submit the following in connection with recommending a candidate during the time periods indicated in the section titled “Other Matters”:

•	a detailed resumé of the recommended candidate;

•	an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on our Board;

•	such other information that would be required by the rules of the SEC to be included in a proxy statement;

•	the written consent of the recommended candidate;

•	a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and

•	proof of the recommending stockholder’s stock holdings in ViaSat.

Recommendations submitted by stockholders will be processed and subject to the same criteria as other candidates recommended to the Nomination and Evaluation Committee.

Communications with the Board

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o General Counsel, ViaSat, Inc., 6155 El Camino Real, Carlsbad, California 92009. The General Counsel will forward such communications to each member of our Board of Directors; provided that, if in the opinion of the General Counsel it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion). Certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the company for review and possible response.

PROPOSAL 1:
ELECTION OF DIRECTORS

Overview

The authorized number of directors is presently seven. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I and Class II consisting of two members, and Class III consisting of three members. We elect one class of directors to serve a three-year term at each annual meeting of stockholders. At this year’s annual meeting of stockholders, we will elect two Class I Directors to hold office until the 2012 annual meeting. At next year’s annual meeting of stockholders, we will elect two Class II directors to hold office until the 2013 annual meeting, and the following year, we will elect three Class III directors to hold office until the 2014 annual meeting. Thereafter, elections will continue in a similar manner at subsequent annual meetings. Each elected director will continue to serve until his successor is duly elected or appointed.

The Board of Directors unanimously nominated Robert W. Johnson and John P. Stenbit as Class I nominees for election to the Board. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received “FOR” the election of Mr. Johnson and Mr. Stenbit. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director.

The following table sets forth for each nominee to be elected at the annual meeting and for each director whose term of office will extend beyond the annual meeting, the age of each nominee or director, the positions currently held by each nominee or director with the company, the year in which each nominee’s or director’s current term will expire, and the class of director of each nominee or director.

Name	Age	Position with ViaSat	Term Expires	Class

Mark D. Dankberg	54	Chairman and Chief Executive Officer	2011	III
Robert W. Johnson	59	Director	2009	I
B. Allen Lay	74	Director	2010	II
Jeffrey M. Nash	61	Director	2010	II
John P. Stenbit	69	Director	2009	I
Michael B. Targoff	65	Director	2011	III
Harvey P. White	75	Director	2011	III

Class I Directors with Terms Expiring at this Annual Meeting

Robert W. Johnson has been a director of ViaSat since 1986. Mr. Johnson has worked in the venture capital industry since 1980, and has acted as an independent investor and served on the board of directors of a number of entrepreneurial companies since 1988. Mr. Johnson holds B.S. and M.S. degrees in Electrical Engineering from Stanford University and M.B.A. and D.B.A. degrees from Harvard Business School.

John P. Stenbit has been a director of ViaSat since August 2004. From 2001 to his retirement in March 2004, Mr. Stenbit served as the Assistant Secretary of Defense for Command, Control, Communications, and Intelligence (C3I) and later as Assistant Secretary of Defense of Networks and Information Integration / Department of Defense Chief Information Officer, the C3I successor organization. From 1977 to 2001, Mr. Stenbit worked for TRW, retiring as Executive Vice President. Mr. Stenbit was a Fulbright Fellow and Aerospace Corporation Fellow at the Technische Hogeschool, Einhoven, Netherlands. Mr. Stenbit has chaired the Science Advisory Panel to the Director for the Administrator of the Federal Aviation Administration. Mr. Stenbit currently serves on the board of directors of the following publicly-held companies: Cogent, Inc. and Loral Space & Communications Inc. He is also on the board of trustees of The Mitre Corp. a private, not-for-profit corporation. Mr. Stenbit also serves on the Defense Science Board, the Advisory Board of the National Security Agency, the Science Advisory Group of the U.S. Strategic Command and the Naval Studies Board. He also does consulting for various government and commercial clients.

Class II Directors with Terms Expiring in 2010

B. Allen Lay has been a director of ViaSat since 1996. From 1983 to 2001, he was a General Partner of Southern California Ventures, a venture capital company. From 2001 to the present he has acted as a consultant to the venture capital industry. Mr. Lay is currently a director of NPI, LLC, a privately-held developer and supplier of proprietary and patentable ingredients for dietary supplements, and Carley Lamps, LLC, a privately-held manufacturer of specialty light bulbs.

Dr. Jeffrey M. Nash has been a director of ViaSat since 1987. From 1994 until 2003, he served as President of Digital Perceptions Inc., a privately-held consulting and software development firm serving the defense, remote sensing, communications, aviation and commercial computer industries. Since September 2003, he has been President and Chairman of Inclined Plane Inc., a privately-held consulting and intellectual property development company serving the defense, communications and media industries. In addition to his role at ViaSat, Dr. Nash serves as a director of two San Diego-based companies: Pepperball Technologies, Inc., a publicly-held manufacturer of non-lethal personal defense equipment for law enforcement, security and personal defense applications, and REMEC, Inc., which is now in dissolution.

Class III Directors with Terms Expiring in 2011

Mark D. Dankberg is a founder of ViaSat and has served as Chairman of the Board and Chief Executive Officer of ViaSat since its inception in May 1986. Mr. Dankberg also serves as a director of TrellisWare Technologies, Inc., a privately-held subsidiary of ViaSat that develops advanced signal processing technologies for communication applications. Mr. Dankberg is a director and member of the audit committee of REMEC, Inc., which is now in dissolution. In addition, Mr. Dankberg serves on the advisory board of Minnetronix, Inc., a privately-held medical device and design company. Prior to founding ViaSat, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986, and Communications Engineer for Rockwell International Corporation from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.

Michael B. Targoff has been a director of ViaSat since February 2003. In February 2006, Mr. Targoff was elected Chief Executive Officer of Loral Space & Communications Inc. (Loral). Since November 2005, he has served as the vice chairman of Loral’s board of directors and serves on the executive and compensation committees. Mr. Targoff originally joined Loral Space & Communications Limited in 1981 and served as Senior Vice President and General Counsel until January 1996, when he was elected President and Chief Operating Officer of the newly formed Loral. In 1998, he founded Michael B. Targoff & Co., which invests in telecommunications and related industry early stage companies. Mr. Targoff is chairman of the board and chairman of the audit committee of CPI International, Inc., a publicly-held company, and a director and chairman of the audit committee of Leap Wireless International, Inc., a publicly-held company. Mr. Targoff also serves on the board of directors of five private telecommunications companies. Prior to joining Loral Space & Communications Limited in 1981, Mr. Targoff was a partner in the New York City law firm, Willkie Farr & Gallagher. Mr. Targoff holds a B.A. degree from Brown University and a J.D. degree from the Columbia University School of Law, where he was a Hamilton Fisk Scholar and editor of the Columbia Journal of Law and Social Problems.

Harvey P. White has been a director of ViaSat since May 2005. Since June 2004, Mr. White has served as Chairman of (SHW)2 Enterprises, a business development and consulting firm. From September 1998 through June 2004, Mr. White served as Chairman and Chief Executive Officer of Leap Wireless International, Inc. Prior to that, Mr. White was a co-founder of QUALCOMM Incorporated where he held various positions including director, President and Chief Operating Officer. Mr. White is the chairman of the board of Quanlight, Inc. and serves on the board of directors of the San Diego Padres. Mr. White attended West Virginia Wesleyan College and Marshall University where he received a B.A. degree in Economics.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the election of Mr. Johnson and Mr. Stenbit.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as ViaSat’s independent registered public accounting firm for our fiscal year ending April 2, 2010. PricewaterhouseCoopers has served as our independent registered public accounting firm since the fiscal year ended March 31, 1992. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees billed by PricewaterhouseCoopers for professional services rendered for the fiscal years ended April 3, 2009 and March 28, 2008:

	Fiscal 2009	Fiscal 2008
Fee Category	Fees ($)	Fees ($)

Audit Fees	1,638,602	1,382,263
Audit-Related Fees	145,826	—
Tax Fees	48,119	30,490
All Other Fees	6,000	3,500

Total Fees	1,838,547	1,416,253

Audit Fees.  This category includes the audit of our annual consolidated financial statements and the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  This category consists of assurance and related services provided by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees.  This category consists of professional services rendered by PricewaterhouseCoopers, primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees.  This category consists of fees for products and services other than the services reported above, including fees for subscription to PricewaterhouseCoopers’ on-line research tool.

Pre-Approval Policy of the Audit Committee

The Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the independent registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. During the 2009 fiscal year, the fees paid to PricewaterhouseCoopers shown in the table above were pre-approved in accordance with this policy.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as ViaSat’s independent registered public accounting firm.

PROPOSAL 3:
AMENDMENT TO THE
EMPLOYEE STOCK PURCHASE PLAN

Overview

We are requesting that our stockholders approve an amendment to our Employee Stock Purchase Plan. In this proxy statement, we sometimes call this plan the Purchase Plan. On May 4, 2009, our Board of Directors approved the amendment to the Purchase Plan, effective as of July 1, 2009. The amendment to the Purchase Plan implements the following changes:

•	The maximum number of shares of common stock that may be issued under the Purchase Plan was increased by 750,000 shares. Prior to the amendment, the Purchase Plan was authorized to issue up to an aggregate of 1,500,000 shares of ViaSat common stock. As of July 1, 2009, a total of 1,467,477 of these shares had been issued and sold, and accordingly, only 32,523 shares remained available for purchase under the Purchase Plan. If the amended Purchase Plan is approved by the stockholders, the total number of shares remaining available for purchase under the Purchase Plan will be approximately 782,523.

•	The eligibility provisions of the Purchase Plan were clarified to provide that only eligible employees of ViaSat and those majority-owned subsidiaries designated by the Board of Directors as participating companies under the Purchase Plan may participate in the Purchase Plan.

•	Certain changes were made to the Purchase Plan in order to bring it into compliance with proposed regulations governing employee stock purchase plans, as issued by the Department of the Treasury during 2008.

While the amendment to the Purchase Plan became effective as of July 1, 2009, unless it is approved by our stockholders, no purchase rights granted under the amended Purchase Plan may be exercised. The 32,523 shares that remained available for purchase under the Purchase Plan as of July 1, 2009 will be insufficient to meet the anticipated demand for shares under the Purchase Plan during the offering period that commenced on July 1, 2009. Thus, the increase in the shares available for issuance under the Purchase Plan pursuant to the amendment is necessary to achieve the purposes of the Purchase Plan during the current offering period and over the term of the Purchase Plan. We firmly believe that the Purchase Plan is a necessary and powerful incentive and retention tool that benefits all of our stockholders. Specifically, the amended Purchase Plan will enable us to continue to: (1) provide eligible employees with a convenient means of acquiring an equity interest in ViaSat through payroll deductions, (2) enhance such employees’ sense of participation in the affairs of ViaSat, and (3) provide an incentive for continued employment. The Purchase Plan will also continue to align the interests of employees with those of stockholders through increased stock ownership.

Purpose of the Purchase Plan

The primary purpose of the Purchase Plan is to provide employees an opportunity to participate in the ownership of the company by purchasing common stock of ViaSat through payroll deductions. The Purchase Plan is intended to benefit ViaSat as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of common stock at a discounted price. We believe that our stockholders correspondingly benefit from the increased interest on the part of participating employees in the profitability of the company. Finally, ViaSat benefits from the periodic investments of equity capital provided by participants in the Purchase Plan.

Summary of the Purchase Plan

The following is a summary of the Purchase Plan, as amended pursuant to this proposal. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Plan, as amended and restated to reflect the amendments pursuant to this proposal, a copy of which is attached as Appendix A to this proxy statement.

General Nature.  The Purchase Plan was adopted to provide a means by which our employees could be given an opportunity to purchase ViaSat stock and to assist our employees to provide for their future security and to encourage them to remain employees of ViaSat. Employees make such purchases by participation in the regular offering periods under the Purchase Plan.

Administration.  The Purchase Plan is administered by the Compensation and Human Resources Committee of the Board of Directors.

Eligibility.  Only employees may participate in the Purchase Plan. For this purpose, an “employee” is any person who is regularly employed at least 20 hours per week and five months per calendar year by ViaSat or any of its majority-owned subsidiaries which have been designated by the Board of Directors as participating companies under the Purchase Plan. No employee will be permitted to subscribe for shares under the Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of ViaSat or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor will any employee be granted a purchase right that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan in any calendar year (valued at the time such purchase right is granted) for each calendar year during which such purchase right is outstanding at any time. An employee may purchase up to 100,000 shares during an offering period under the Purchase Plan. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant.

If the grant of a purchase right under the Purchase Plan to any employee of a participating company who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the Purchase Plan to violate the requirements of Section 423 of the Internal Revenue Code, as determined by the Compensation and Human Resources Committee in its sole discretion, such employee will not be permitted to participate in the Purchase Plan.

As of July 1, 2009 (the last enrollment date), there were 1,602 employees eligible to participate in the Purchase Plan, of whom 837 were participants.

Offering Periods.  There is generally one offering period under the Purchase Plan during each six-month period commencing January 1 and July 1 of each year of the Purchase Plan. The current offering period will end on December 31, 2009. The first day of an offering period is referred to as the “Date of Grant.” The last day of an offering period is referred to as the “Date of Exercise.”

Purchase Price.  The purchase price per share at which shares will be sold in an offering under the Purchase Plan is the lower of (1) 85% of the fair market value of a share of common stock on the Date of Exercise or (2) 85% of the fair market value of a share of common stock on the Date of Grant. The fair market value of the common stock on a given date is the closing price as reported by Nasdaq.

Payment of Purchase Price; Payroll Deductions.  The purchase price of the shares is accumulated by payroll deductions over the offering period. Each participant may authorize automatic payroll deductions in any multiple of 1% (up to a maximum of 5%) of his or her eligible compensation during the offering period. All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included with the general funds of ViaSat. Funds received upon sales of stock under the Purchase Plan are used for general corporate purposes. An employee may purchase up to 100,000 shares during an offering period under the Purchase Plan. Any payroll deductions not applied to the purchase of shares due to the application of this limitation will be refunded to the participant.

Withdrawal.  A participant may terminate his or her interest in a given offering by signing and delivering a notice of withdrawal from the Purchase Plan at least ten days prior to the Date of Exercise of the applicable offering period.

Termination of Employment.  Termination of a participant’s employment for any reason, including retirement, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned without interest to such participant. A transfer of employment from one participating company to another will not constitute a termination of employment for purposes of the

Purchase Plan. If the employment of a participant is terminated by the participant’s death, the executor of such participant’s will or the administrator of such participant’s estate may request payment of the balance in the participant’s account, in which event the payroll deductions credited to the participant’s account will be returned without interest to such participant’s heirs. If we do not receive such notice prior to the Date of Exercise, the participant’s right to purchase shares under the Purchase Plan will be deemed to have been exercised on the Date of Exercise.

Share Proration.  Should the total number of shares of common stock which are to be purchased under outstanding purchase rights on any Date of Exercise exceed (1) the number of shares then available for issuance under the Purchase Plan or (2) the number of shares available for issuance under the Purchase Plan as of the commencement of that offering period, the Compensation and Human Resources Committee will make a pro rata allocation of the available shares in as nearly a uniform manner as possible, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded to such participant.

Capital Changes.  In the event of any changes in our capitalization, such as stock splits, stock dividends, recapitalizations or combinations, resulting in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made in the shares subject to purchase and in the price per share under the Purchase Plan.

Effect of Liquidation, Dissolution, Sale of Assets or Merger.  In the event of liquidation, dissolution, merger, consolidation or sale of all or substantially all of the assets of ViaSat or 50% or more of ViaSat’s then outstanding voting stock, the Date of Exercise with respect to the current offering period will be the business day immediately preceding the effective date of such event (or such other prior date determined by the Compensation and Human Resources Committee), unless the Compensation and Human Resources Committee provides for the assumption or substitution of such rights to purchase shares of common stock under the Purchase Plan.

Amendment and Termination of the Purchase Plan.  The Purchase Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by our Board of Directors. However, without approval of our stockholders, the Purchase Plan may not be amended to (1) change the number or type of shares of common stock reserved for issuance under the Purchase Plan, (2) decrease the purchase price of common stock issued under the Purchase Plan below a price computed in accordance with the applicable provisions of the Purchase Plan, (3) alter the requirements for eligibility to participate in the Purchase Plan, or (4) amend the Purchase Plan in any manner which would cause the Purchase Plan to no longer be an “employee stock purchase plan” within the meaning of the Internal Revenue Code.

No purchase rights granted under the amended Purchase Plan will be exercised, and no shares of ViaSat stock will be issued under the Purchase Plan until the amended Purchase Plan has been approved by our stockholders. In the event that the amended Purchase Plan has not been approved by our stockholders prior to December 31, 2009, all purchase rights granted under the amended Purchase Plan will be canceled and become null and void.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the Purchase Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely on the advice of his or her legal and tax advisors.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Because the number of shares that may be purchased under the Purchase Plan will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of common stock have been issued with respect to the 750,000 share increase for which stockholder approval is sought under this proposal. For illustrative purposes only, the following table sets forth (1) the number of shares of ViaSat common stock that were purchased under the Purchase Plan during the 2009 fiscal year, and (2) the aggregate purchase price paid, for the individuals and groups identified below.

	Number of Shares	Aggregate Purchase
Name or Group	Purchased (#)	Price ($)

Mark D. Dankberg	—	—
Richard A. Baldridge	—	—
Ronald G. Wangerin	905	15,533
Steven R. Hart	—	—
Mark J. Miller	—	—
All current executive officers, as a group (3 persons)	1,426	24,481
All current directors who are not executive officers, as a group (0 persons)(1)	—	—
All other employees, as a group (735 persons)	180,598	3,099,338

(1)	Directors who are not ViaSat employees are not eligible to participate in the Purchase Plan.

Recommendation of the Board

The Board of Directors unanimously recommends that you vote “FOR” the amendment to the Employee Stock Purchase Plan.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding the ownership of ViaSat common stock as of July 1, 2009 by: (1) each director, (2) each of the Named Executive Officers identified in the Summary Compensation Table, (3) all directors and executive officers of ViaSat as a group, and (4) all other stockholders known by us to be beneficial owners of more than 5% of ViaSat common stock.

	Amount and Nature of		Percent Beneficial
Name of Beneficial Owner(1)	Beneficial Ownership(2)		Ownership (%)(3)

Directors and Officers:
Mark D. Dankberg	1,892,002	(4)	5.9
Steven R. Hart	818,590	(5)	2.6
Robert W. Johnson	642,496	(6)	2.0
Mark J. Miller	393,164	(7)	1.2
B. Allen Lay	378,678	(8)	1.2
Jeffrey M. Nash	370,090	(9)	1.2
Richard A. Baldridge	278,800	(10)	*
Michael B. Targoff	132,750	(11)	*
Ronald G. Wangerin	83,075	(12)	*
John P. Stenbit	55,000	(13)	*
Harvey P. White	45,000	(14)	*
All directors and executive officers as a group (14 persons)	5,151,196		15.6
Other 5% Stockholders:
FMR LLC	4,051,572	(15)	12.8
Barclays Global entities	1,846,602	(16)	5.9

*	Less than 1%.

(1)	Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after July 1, 2009 are deemed outstanding, including without limitation, upon the exercise of options or the vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. References to options in the footnotes of the table include only options to purchase shares that were exercisable on or within 60 days after July 1, 2009 and references to restricted stock units in the footnotes of the table include only restricted stock units that would vest and settle on or within 60 days after July 1, 2009.

(3)	For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 31,587,938 shares of common stock outstanding on July 1, 2009 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after July 1, 2009.

(4)	Includes 360,626 shares subject to options exercisable by Mr. Dankberg within 60 days after July 1, 2009. The address of Mr. Dankberg is 6155 El Camino Real, Carlsbad, California 92009.

(5)	Includes 99,126 shares subject to options exercisable by Mr. Hart within 60 days after July 1, 2009 and 3,000 shares subject to restricted stock units granted to Mr. Hart. These restricted stock units have vested, but the underlying shares have not yet been delivered or acquired.

(6)	Includes 82,000 shares subject to options exercisable by Mr. Johnson within 60 days after July 1, 2009.

(7)	Includes 84,876 shares subject to options exercisable by Mr. Miller within 60 days after July 1, 2009 and 4,042 shares subject to restricted stock units granted to Mr. Miller. These restricted stock units have vested, but the underlying shares have not yet been delivered or acquired.

(8)	Consists of (a) 30,400 shares held by the Lay Charitable Remainder Unitrust, (b) 114,442 shares held by the Lay Living Trust, (c) 151,836 shares held by Lay Ventures, and (d) 82,000 shares subject to options exercisable by Mr. Lay within 60 days after July 1, 2009.

(9)	Includes 72,800 shares subject to options exercisable by Mr. Nash within 60 days after July 1, 2009.

(10)	Includes 263,125 shares subject to options exercisable by Mr. Baldridge within 60 days after July 1, 2009.

(11)	Includes 65,000 shares subject to options exercisable by Mr. Targoff within 60 days after July 1, 2009.

(12)	Includes 79,250 shares subject to options exercisable by Mr. Wangerin within 60 days after July 1, 2009.

(13)	Includes 55,000 shares subject to options exercisable by Mr. Stenbit within 60 days after July 1, 2009.

(14)	Includes 45,000 shares subject to options exercisable by Mr. White within 60 days after July 1, 2009.

(15)	Based solely on information contained in a Schedule 13G filed with the SEC on February 17, 2009 by FMR LLC. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Based solely on information contained in a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD. The Schedule 13G reports that Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD have sole power to vote or to direct the vote of 628,706 shares, 794,967 shares and 925 shares, respectively. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, LTD have sole power to dispose or to direct the disposition of 724,421 shares, 1,103,877 shares and 18,304 shares, respectively. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of ViaSat common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to furnish us with copies of all forms that they file. Based solely on our review of copies of these forms in our possession, or in reliance upon written representations from our directors and executive officers, we believe that all of our directors, executive officers and 10% stockholders complied with the Section 16(a) filing requirements during the fiscal year ended April 3, 2009, with the exceptions noted herein. A late report was filed on behalf of Mr. Stenbit with respect to a single transaction involving the annual equity grant of stock options. A late report was filed on behalf of each of Mr. Dankberg and Mr. Hart relating to the settlement of restricted stock units and the withholding of shares to satisfy the tax withholding obligations resulting therefrom.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information regarding the compensation program in place for our executive officers, including the Named Executive Officers identified in the Summary Compensation Table, during our 2009 fiscal year. In particular, this Compensation Discussion and Analysis provides information related to each of the following aspects of our executive compensation program:

•	overview and objectives of our executive compensation program;

•	explanation of our executive compensation processes and criteria;

•	description of the components of our compensation program; and

•	discussion of how each component fits into our overall compensation objectives.

Overview and Objectives of Executive Compensation Program

The principal components of our executive compensation program include:

•	base salary;

•	short-term or annual awards in the form of cash bonuses;

•	long-term equity awards; and

•	other benefits generally available to all of our employees.

Our executive compensation program incorporates these components because our Compensation and Human Resources Committee considers a blend of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers while meeting the principal objectives of our executive compensation program. In addition, the Compensation and Human Resources Committee believes that our use of base salary, annual cash bonuses and long-term equity awards as the primary components of our executive compensation program is consistent with the executive compensation programs employed by technology companies of similar size and stage of growth.

Our overall compensation objectives are premised on the following three fundamental principles, each of which is discussed below: (1) a significant portion of executive compensation should be performance-based, linking the achievement of company financial objectives and individual objectives; (2) the financial interests of our executive management and our stockholders should be aligned; and (3) the executive compensation program should be structured so that we can compete in the marketplace in hiring and retaining top level executives in our industry with compensation that is competitive and fair.

Performance-Based Compensation.  We strongly believe that a significant amount of executive compensation should be performance-based. In other words, our compensation program is designed to reward superior performance, and we believe that our executive officers should feel accountable for the overall performance of our business and their individual performance. In order to achieve this objective, we have structured our compensation program so that executive compensation is tied, in large part, directly to both company-wide and individual performance. For example, and as discussed specifically below, annual cash bonuses are based on, among other things, pre-determined corporate financial performance metrics and operational targets.

Alignment with Stockholder Interests.  We believe that executive compensation and stockholder interests should be linked, and our compensation program is designed so that the financial interests of our executive officers are aligned with the interests of our stockholders. We accomplish this objective in a couple of ways. First, as noted above, payments of annual cash bonuses are based on, among other things, pre-determined financial performance metrics and operational targets that, if achieved, we believe enhance the value of our common stock.

Second, a significant portion of the total compensation paid to our executive officers is paid in the form of equity to further align the interests of our executive officers and our stockholders. In this regard, our executive officers are subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. We believe that a combination of restricted stock units and stock option awards, which each vest with the passage of time, provide meaningful long-term awards that are directly related to the enhancement of stockholder value. Equity awards are intended to reward our executive officers upon achieving operational and financial goals that we believe ultimately will be reflected in the value of our common stock. In addition, the time-vesting schedule of restricted stock units and stock option awards furthers the goal of executive retention.

Structure Allows Competitive and Fair Compensation Packages.  We develop and manufacture innovative satellite and other wireless communications and networking systems for commercial, military and civil government customers. We believe that our industry is highly specialized and competitive. Stockholders are best served when we can attract and retain talented executives with compensation packages that are competitive and fair. Therefore, we strive to create a compensation package for executive officers that delivers compensation that is comparable to the total compensation delivered by the companies with which we compete for executive talent.

Compensation Processes and Criteria

The Compensation and Human Resources Committee is responsible for determining our overall executive compensation philosophy, and for evaluating and recommending all components of executive officer compensation (including base salary, annual cash bonuses and long-term equity awards) to our Board of Directors for approval. The Compensation and Human Resources Committee acts under a written charter adopted and approved by our Board and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors. Three outside directors currently serve on the Compensation and Human Resources Committee. Each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and as independent within the meaning of the corporate governance standards of Nasdaq. A copy of the Compensation and Human Resources Committee charter can be found on the “Investor Relations” section of our website at investors.viasat.com.

Because our executive compensation program relies on the use of three relatively straightforward components (base salary, annual cash bonuses and long-term equity awards), the process for determining each component of executive compensation remains fairly consistent across each component. The Compensation and Human Resources Committee determines compensation in a manner consistent with our primary objectives for executive compensation discussed above. In determining each component of executive compensation, the Compensation and Human Resources Committee generally considers each of the following factors:

•	industry compensation data;

•	individual performance and contributions;

•	company financial performance;

•	total executive compensation;

•	affordability of cash compensation based on ViaSat’s financial results; and

•	availability and affordability of shares for equity awards.

Industry Compensation Data.  The Compensation and Human Resources Committee reviews the executive compensation data of comparable technology companies and other companies which are otherwise relevant as part of the process of determining executive compensation. In fiscal 2009, the Compensation and Human Resources Committee engaged Compensia, independent compensation consultant to the Compensation and Human Resources Committee, to provide insight and advice on matters regarding trends in executive officer compensation and benefits practices. With the assistance of Compensia, the Compensation and Human Resources Committee reviewed the compensation practices of a peer group of companies consisting of a broad range of companies in the high technology industry. In 2009, our peer group consisted of the following companies: Arris Group, Ciena, Comtech Telecommunications, Cubic, Cymer, FLIR Systems, Harmonic, Harris Stratex Networks, Infinera, Loral Space & Communications, Orbital Sciences, PMC-Sierra, Polycom, RF Micro Devices, Skyworks Solutions,

Tekelec, Trimble Navigation and 3Com. The peer group was selected based on industry, net income, revenues, earnings per share and market capitalization. The Compensation and Human Resources Committee believes that this group of companies provides an appropriate peer group because they consist of similar organizations against whom we compete to obtain and retain top quality talent. In addition to peer group data, the Compensation and Human Resources Committee also analyzed and incorporated market information from the Radford Executive Compensation Survey, a nationally recognized compensation survey containing market information of companies in the high technology industry. This survey was not compiled specifically for ViaSat but rather represents a database containing comparative compensation data and information for hundreds of other high technology companies, thereby permitting the Compensation and Human Resources Committee to review pooled compensation data for positions similar to those held by each executive officer. Unlike peer group compensation data, which is limited to publicly available information and does not provide precise comparisons by position, the more comprehensive survey data can be used to provide pooled compensation data for positions closely akin to those held by each executive officer. In addition, the pool of senior executive talent from which we draw and against which we compare ourselves extends beyond the limited community of ViaSat’s immediate peer group and includes a wide range of other organizations in the communications sector outside ViaSat’s traditional competitors, which range is represented by such surveys. As a result, the primary role of peer group compensation data historically has been to serve as verification that the industry survey data is consistent with ViaSat’s direct publicly-traded peers in the United States, and the Compensation and Human Resources Committee continues to primarily rely on industry survey data in determining actual executive compensation.

Individual Performance.  The Compensation and Human Resources Committee makes an assessment of individual executive performance and contributions. The individual performance assessments made by the Compensation and Human Resources Committee are based in part on input from executive management. As part of our executive compensation process, our Chief Executive Officer and President provide input to the Compensation and Human Resources Committee on individual executive performance and contributions. With respect to assessing the individual performance of our Chief Executive Officer, the Compensation and Human Resources Committee relies on an annual assessment completed by our Nomination and Evaluation Committee. The Compensation and Human Resources Committee believes input from management and outside advisors is valuable; however, the Compensation and Human Resources Committee makes its recommendations and decisions based on its independent analysis and assessment.

Company Financial Performance.  As previously discussed, a major component of our executive compensation program is the belief that a significant amount of executive compensation should be based on performance, including company financial performance. Although the Compensation and Human Resources Committee uses financial performance metrics as a basis for determining annual cash bonus compensation, company financial performance is also an important factor considered by the Compensation and Human Resources Committee in determining both base salary and equity awards.

Total Executive Compensation.  As part of reviewing each component of executive officer compensation, the Compensation and Human Resources Committee also considers the total compensation of the executive. This review of total compensation is completed to assure that each executive’s total compensation remains appropriately competitive and continues to meet the compensation objectives described above.

Affordability.  Prior to completing the executive cash compensation (base salary and annual cash bonuses) process, the Compensation and Human Resources Committee confirms that the proposed cash compensation is affordable under and consistent with ViaSat’s financial results. With respect to equity compensation, the Compensation and Human Resources Committee confirms the availability and affordability of shares prior to granting the equity awards to executives. To the extent the Compensation and Human Resources Committee determines that a component of executive compensation is not affordable, appropriate adjustments to that compensation component are made prior to final approval by the Compensation and Human Resources Committee and any subsequent recommendation to the Board of Directors.

Determination of Compensation.  The Compensation and Human Resources Committee and the Board hold several meetings each year for the review, discussion and determination of executive compensation. After reviewing, analyzing and discussing each of the factors for executive compensation described above, the

Compensation and Human Resources Committee determines (or makes a recommendation to the Board of Directors) regarding the appropriate compensation for each individual executive officer. However, the Compensation and Human Resources Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking. The Compensation and Human Resources Committee relies upon the judgment of its members in making compensation decisions, after reviewing the company’s recent performance and carefully evaluating an executive officer’s performance during the year against established goals, leadership qualities, operational results, business responsibilities, experience, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. While competitive market compensation paid by other companies is one of the many factors that the Compensation and Human Resources Committee considers in assessing suitable levels of compensation, it does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, the Compensation and Human Resources Committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results, align compensation with stockholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Components of Our Compensation Program

As discussed above, the components of our compensation program are the following: base salary, annual cash bonuses, long-term equity-based compensation and certain other benefits that are generally available to all of our employees.

Base Salary.  In determining base salary, the Compensation and Human Resources Committee primarily considers (1) executive compensation survey results from Radford, which generally reports a compensation range for each position, (2) compensation data of our peer group companies prepared and analyzed by our independent compensation consultants, and (3) individual performance and contributions. In evaluating individual executive performance and contributions, the Compensation and Human Resources Committee also considers to what extent the executive:

•	sustains a high level of performance;

•	demonstrates success in contributing toward ViaSat’s achievement of key financial and other business objectives;

•	has a proven ability to help create stockholder value; and

•	possesses highly developed skills and abilities critical to ViaSat’s success.

After also considering ViaSat’s recent financial performance, total executive compensation, and confirming affordability under ViaSat’s financial plan, the Compensation and Human Resources Committee set new base salaries for each of the executive officers. The following table describes the base salaries for fiscal year 2009 and fiscal year 2010 for each of our Named Executive Officers.

Fiscal Year 2009 and Fiscal Year 2010
Base Salary

	Fiscal Year 2009	Fiscal Year 2010	Percentage
Executive	Base Salary ($)	Base Salary ($)	Increase (%)

Mark D. Dankberg Chairman and Chief Executive Officer	640,000	700,000	9.4
Richard A. Baldridge President and Chief Operating Officer	490,000	530,000	8.2
Ronald G. Wangerin Vice President and Chief Financial Officer	355,000	370,000	4.2
Steven R. Hart Vice President and Chief Technical Officer	305,000	315,000	3.3
Mark J. Miller Vice President and Chief Technical Officer	290,000	305,000	5.2

Annual Cash Bonuses.  Consistent with our overall compensation objectives of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in our industry, our Compensation and Human Resources Committee approved annual cash bonuses for fiscal year 2009. Under our executive compensation program, targets for cash bonuses are established as a percentage of base salary and actual award amounts are determined primarily based on the achievement of certain company financial results and individual performance metrics. For fiscal year 2009, the target amount for annual cash bonuses was determined by the Compensation and Human Resources Committee primarily based on industry compensation surveys and validated with compensation data from peer group companies. In determining the target bonus amounts, the Compensation and Human Resources Committee also considered the expected individual contributions of each executive toward the overall success of the company. Consistent with our compensation philosophy discussed above, annual cash bonuses are subject to affordability criteria based on ViaSat’s financial results.

For fiscal year 2009, the metrics for determining annual cash bonuses placed equal emphasis on ViaSat’s annual financial performance and individual performance. The financial objectives were set at the beginning of the 2009 fiscal year and were based on the year’s internally-developed financial plan, which was approved by our Board of Directors. The individual performance objectives for the executive officers (excluding the Chief Executive Officer) were determined by the Compensation and Human Resources Committee based on input and recommendations from our Chief Executive Officer and President as well as input from the Compensation and Human Resources Committee. These individual performance objectives are qualitative in nature and not quantifiable. Each individual executive officer’s attainment of individual performance objectives, while made in the context of such pre-established objectives, is based upon a subjective evaluation of individual performance by the Compensation and Human Resources Committee. The annual performance metrics for determining annual cash bonuses, both financial and individual, are intended to be challenging but achievable. The table below describes the financial and individual objectives (and weighting of each objective) used for determining annual cash bonuses for our executive officers (other than our Chief Executive Officer) for fiscal year 2009.

Fiscal Year 2009 Cash Bonus Objectives

	Approximate	Fiscal Year 2009	Fiscal Year 2009
Performance Metric	Weighting (%)	Objective	Actual Results

Financial — Non-GAAP diluted earnings per share(1)	20	$1.58	$1.57
Financial — New Contract Awards	12.5	$668.5 million	$728.4 million
Financial — Revenues	10	$643.5 million	$628.2 million
Financial — Net Operating Asset Turnover	7.5	4.3	4.4
Individual — Contribution Toward Achievement of Company Financial Targets	30	—	—
Individual — Achievement of Individual Goals	20	—	—

(1)	Non-GAAP diluted earnings per share exclude amortization of acquisition-related intangible assets and non-cash stock-based compensation expenses, net of tax.

For purposes of determining the annual cash bonuses for our Chief Executive Officer in fiscal year 2009, the Compensation and Human Resources Committee relied on an assessment of our Chief Executive Officer completed by the Nomination and Evaluation Committee. The criteria used by the Nomination and Evaluation Committee for our Chief Executive Officer’s fiscal year 2009 evaluation included the following (with approximately one-third of the weighting applied to each of the three main categories):

•	Company financial performance: earnings per share, new contract awards, revenues and net operating asset turnover (at the same levels as set forth in the table above);

•	Leadership: defining, managing and attaining corporate goals, exemplifying and promoting ethics and integrity throughout the company; and

•	Strategic: industry positioning, short-term and long-term strategies, measurable progress in key business areas and effective pursuit of growth strategies.

The performance metrics for determining the annual cash bonuses for our Chief Executive Officer consist of both objective and subjective criteria. Under the objective performance factors, the company must achieve quantifiable financial performance metrics. As is the case with our other executive officers, as described above, the attainment of our Chief Executive Officer’s leadership and strategic individual performance factors, while made in the context of the objective criteria, is based upon a subjective evaluation of his individual performance by the Compensation and Human Resources Committee with input from the Nomination and Evaluation Committee. In coming to its determination, the Compensation and Human Resources Committee does not follow any guidelines nor are there any such standing guidelines regarding the exercise of such discretion.

The executive bonus program does not have any pre-established minimum or maximum payout. At the beginning of each fiscal year, the Board of Directors approves ViaSat’s financial plan for the upcoming fiscal year and the Compensation and Human Resources Committee approves the target bonus pool (executives and employees) for the upcoming fiscal year. The Board and the Compensation and Human Resources Committee also retain the discretion to take additional factors into account (e.g., market conditions, total executive compensation, additional company financial metrics or extraordinary individual contributions) and make adjustments to executive bonus compensation to the extent appropriate.

Based primarily on ViaSat’s financial results for fiscal year 2009 and individual executive performance, the Compensation and Human Resources Committee, acting under delegation of authority from the Board, approved the cash bonuses in the table below for our Named Executive Officers for fiscal year 2009 (paid in fiscal year 2010).

Fiscal Year 2009 Cash Bonuses

	Target Cash		Actual Cash
	Bonuses As		Bonuses As
	Percentage		Percentage
	of Base	Actual Cash	of Base
Executive	Salary (%)	Bonuses ($)	Salary (%)

Mark D. Dankberg	100	700,000	109
Richard A. Baldridge	75 - 99	400,000	82
Ronald G. Wangerin	60 - 75	215,000	61
Steven R. Hart	50 - 65	165,000	54
Mark J. Miller	50	180,000	62

Equity-Based Compensation.  Consistent with our belief that equity-based compensation is a key component of an effective executive compensation program at growth-oriented technology companies, our Board of Directors approved (upon recommendation of our Compensation and Human Resources Committee) long-term equity awards to our executive officers in fiscal year 2009. Our Compensation and Human Resources Committee determined equity award levels for fiscal year 2009 in a manner consistent with the determination of base salary and annual cash bonuses. The Compensation and Human Resources Committee considered (1) industry compensation data, (2) individual performance and contributions, (3) total executive compensation, and (4) the availability and affordability of shares for equity grants in determining equity compensation for executives. For fiscal year 2009 equity compensation awards, the Compensation and Human Resources Committee engaged Compensia, independent compensation consultant to the Compensation and Human Resources Committee, to assist the Compensation and Human Resources Committee in reviewing our list of peer group companies as well as in providing market data and recommendations related to equity compensation grants for our executive officers. In addition, the Compensation and Human Resources Committee relied on equity compensation survey data from Radford, which reports an equity compensation range for comparable positions using various metrics. In determining the availability and affordability of shares for equity grants, the Compensation and Human Resources Committee considered the:

•	number of shares available for issuance under our equity plan;

•	number of shares budgeted for non-executive equity grants;

•	expected future retention and new hire grants to executives and non-executives;

•	annual dilution (burn) rate associated with the grant of equity awards;

•	ViaSat’s equity overhang levels;

•	estimated accounting expense of potential equity grants; and

•	tax consequences associated with the grant of equity awards.

Based on the factors discussed above, our Board of Directors (upon recommendation from the Compensation and Human Resources Committee) approved equity incentive awards for our Named Executive Officers in May 2009, the value of which was near or below the 50th percentile based on industry survey data (on an annualized basis). For more information on these equity awards, see “Grants of Plan-Based Awards in Fiscal 2009” below.

Other Benefits.  We provide a comprehensive benefits package to all of our employees, including our executive officers, which includes medical, dental, vision care, disability insurance, life insurance benefits, flexible spending plan, 401(k) savings plan, educational reimbursement program, employee assistance program, employee stock purchase plan, holidays and personal time off which includes vacation or sick days and a sell back policy. Certain executives also receive access to our sports and golf club memberships. We do not currently offer defined benefit pension, deferred compensation or supplemental executive retirement plans to any of our employees.

Change of Control and Employment Agreements

We do not currently have any employment agreements, change of control agreements or severance arrangements with any of our executive officers.

Equity Grant Process

Stock options and restricted stock units are part of the equity compensation program for many of our employees. Equity awards have historically been granted in approximately 18 to 24 month cycles. Grant approval for executive officers occurs at meetings of the Board of Directors. Because of the more lengthy process for determining executive equity grants, executive equity grants are not always made at the same time as grants to all other eligible employees. The timing of grants is not coordinated with the release of material non-public information. Stock option awards are made at fair market value on the date of grant (as defined under our equity plan) and awards of restricted stock units are also made in accordance with the terms of our equity plan. The Compensation and Human Resources Committee is currently examining alternative cycle times between equity grants to potentially more closely align our equity compensation program with predominant market practices.

In addition to grants made each year to our current employees, stock option and restricted stock unit grants may also be made during the year to newly-hired employees as part of the in-hire package, as well as to existing employees for purposes of retention or in recognition of special achievements. In order to address the need to grant options at multiple times during the year, the Compensation and Human Resources Committee has delegated authority to our Chief Executive Officer, President and Vice President of Human Resources to make grants to employees other than executive officers, subject to certain guidelines and an overall share limitation. These senior executives are each authorized to identify the award recipient and the number of shares subject to the option grant; the Compensation and Human Resources Committee sets all other terms of the awards. Grants made by these senior executives under delegation of authority from the Compensation and Human Resources Committee are generally made once per quarter. We do not grant “re-load” options, make loans to executives for any purpose, including to exercise stock options, nor do we grant stock options at a discount.

Stock Ownership/Retention Guidelines

The Board of Directors encourages stock ownership, but believes that the number of shares of ViaSat stock owned by individual members of management is a personal decision.

Tax and Accounting Considerations

We select and implement the components of our compensation program primarily for their ability to help us achieve the company’s objectives and not on the basis of any unique or preferential financial tax or accounting treatment. However, when awarding compensation, the Compensation and Human Resources Committee is mindful of the level of earnings per share dilution that will be caused as a result of the compensation expense related to the Compensation and Human Resources Committee’s actions. For example, in fiscal year 2007, the Compensation and Human Resources Committee added restricted stock units to our equity award program to, in part, help reduce the accounting expense and dilution associated with our equity award program. In addition, Section 162(m) of the Internal Revenue Code generally sets a limit of $1.0 million on the amount of annual compensation (other than certain enumerated categories of performance-based compensation) that we may deduct for federal income tax purposes for certain covered individuals. While we have not adopted a policy requiring that all compensation be deductible, the Compensation and Human Resources Committee will continue to review the Section 162(m) issues associated with possible modifications to our compensation arrangements in fiscal year 2010 and future years and will, where reasonably practicable and consistent with our business goals, seek to qualify variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m) while maintaining a competitive, performance-based compensation program.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the
Compensation and Human Resources Committee

Jeffrey M. Nash (Chair)
John P. Stenbit
Harvey P. White

Summary Compensation Table

The following table sets forth the compensation earned during the fiscal years ended April 3, 2009, March 28, 2008 and March 30, 2007 by our Chief Executive Officer and Chief Financial Officer, as well as our three other most highly compensated executive officers (collectively, the Named Executive Officers).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

Mark D. Dankberg	2009	640,000	—	214,994	469,411	700,000	11,675	2,036,080
Chairman and Chief	2008	580,000	—	84,156	325,319	—	13,489	1,002,964
Executive Officer	2007	545,000	—	39,304	151,935	640,000	8,424	1,384,663
Richard A. Baldridge	2009	490,000	—	141,782	337,108	400,000	18,613	1,387,503
President and Chief	2008	445,000	—	65,151	251,860	—	18,201	780,212
Operating Officer	2007	420,000	—	30,428	117,627	390,000	7,236	965,291
Ronald G. Wangerin	2009	355,000	—	53,515	134,527	215,000	8,322	766,364
Vice President and	2008	325,000	—	27,149	104,942	—	8,885	465,976
Chief Financial Officer	2007	295,000	—	12,679	49,011	200,000	12,102	568,792
Steven R. Hart	2009	305,000	—	71,058	74,872	165,000	10,537	626,467
Vice President and	2008	280,000	—	19,005	73,459	—	12,044	384,508
Chief Technical Officer	2007	260,000	—	8,876	34,308	150,000	10,500	463,684
Mark J. Miller	2009	290,000	—	65,520	53,480	180,000	12,468	601,468
Vice President and	2008	250,000	—	13,571	52,471	—	21,546	337,588
Chief Technical Officer	2007	240,000	—	6,338	24,506	130,000	12,981	413,825

(1)	This column represents the compensation cost recognized by us for financial statement reporting purposes in fiscal 2009, 2008 and 2007 for stock options and restricted stock units granted to each of the Named Executive Officers, in those years as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123R. Pursuant to SEC rules, the amounts shown disregard adjustments for forfeiture assumptions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the respective year end, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	Represents amounts paid under our annual bonus program.

(3)	The amounts for fiscal 2009 include the following: reimbursement of club dues for certain executives; patent awards for Mr. Dankberg and Mr. Miller in the amount of $3,500 and $8,000, respectively; and matching 401(k) contributions for Messrs. Dankberg, Baldridge, Wangerin, Hart and Miller in the amount of $8,175, $10,553, $7,098, $10,537 and $4,468, respectively.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth information regarding grants of plan-based awards to each of the Named Executive Officers during fiscal 2009.

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts Under			Number of	Number of	or Base	Value of
		Non-Equity Incentive Plan			Shares	Securities	Price of	Stock and
		Awards(1)			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)(4)	($)(5)

Mark D. Dankberg	—	—	640,000	—	—	—	—	—
	5/28/08	—	—	—	30,000	—	—	609,000
	5/28/08	—	—	—	—	90,000	20.30	649,611
Richard A. Baldridge	—	—	455,000	—	—	—	—	—
	5/28/08	—	—	—	17,500	—	—	355,250
	5/28/08	—	—	—	—	52,500	20.30	378,939
Ronald G. Wangerin	—	—	253,000	—	—	—	—	—
	5/28/08	—	—	—	6,000	—	—	121,800
	5/28/08	—	—	—	—	18,000	20.30	129,922
Steven R. Hart	—	—	187,000	—	—	—	—	—
	5/28/08	—	—	—	12,000	—	—	243,600
Mark J. Miller	—	—	145,000	—	—	—	—	—
	5/28/08	—	—	—	12,000	—	—	243,600

(1)	Represents target amounts payable under our annual cash bonus program for fiscal year 2009. Actual amounts paid to the Named Executive Officers pursuant to such bonus program are disclosed in the “Summary Compensation Table” above under the column heading “Non-Equity Incentive Plan Compensation.” The material terms of the bonus program are described in the “Compensation Discussion and Analysis” section above.

(2)	Stock awards vest in four equal annual installments over the course of four years.

(3)	Options vest and become exercisable in four equal annual installments over the course of four years.

(4)	The exercise price for option awards is the fair market value per share of our common stock, which is defined under our equity plan as the closing price per share on the grant date.

(5)	This column represents the full grant date fair value of each individual equity award calculated in accordance with SFAS 123R. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the year ended April 3, 2009, as filed with the SEC. These amounts generally reflect the amount that the company will expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table lists all outstanding equity awards held by each of the Named Executive Officers as of April 3, 2009.

	Option Awards					Stock Awards
			Equity					Equity Incentive Plan Awards
			Incentive				Market		Market or
			Plan Awards:			Number of	Value	Number of	Payout Value
			Number of			Shares	of Shares	Unearned	of Unearned
			Securities			or Units	or Units	Shares,	Shares,
	Number of Securities		Underlying			of Stock	of Stock	Units or	Units or
	Underlying Unexercised		Unexercised	Option	Option	that Have	that Have	Other Rights	Other Rights
	Options (#)		Unearned	Exercise	Expiration	Not Vested	Not Vested	that Have	that Have
Name	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date(2)	(#)(3)	($)(4)	Not Vested (#)	Not Vested ($)

Mark D. Dankberg	30,000	—	—	8.07	7/14/2009	—	—	—	—
	60,000	—	—	14.00	12/21/2010	—	—	—	—
	80,000	—	—	13.16	12/11/2011	—	—	—	—
	60,000	—	—	18.25	12/18/2013	—	—	—	—
	80,000	—	—	21.02	12/16/2014	—	—	—	—
	58,126	58,124	—	26.15	10/11/2012	—	—	—	—
	—	90,000	—	20.30	5/28/2014	—	—	—	—
	—	—	—	—	—	36,458	831,607	—	—
Richard A. Baldridge	20,000	—	—	26.16	1/14/2010	—	—	—	—
	35,000	—	—	14.00	12/21/2010	—	—	—	—
	50,000	—	—	13.16	12/11/2011	—	—	—	—
	45,000	—	—	18.25	12/18/2013	—	—	—	—
	55,000	—	—	21.02	12/16/2014	—	—	—	—
	45,000	45,000	—	26.15	10/11/2012	—	—	—	—
	—	52,500	—	20.30	5/28/2014	—	—	—	—
	—	—	—	—	—	22,500	513,225	—	—
Ronald G. Wangerin	6,000	—	—	10.73	3/13/2013	—	—	—	—
	20,000	—	—	18.25	12/18/2013	—	—	—	—
	30,000	—	—	21.02	12/16/2014	—	—	—	—
	18,750	18,750	—	26.15	10/11/2012	—	—	—	—
	—	18,000	—	20.30	5/28/2014	—	—	—	—
	—	—	—	—	—	8,083	184,373	—	—
Steven R. Hart	8,000	—	—	7.33	7/14/2009	—	—	—	—
	20,000	—	—	14.00	12/21/2010	—	—	—	—
	20,000	—	—	13.16	12/11/2011	—	—	—	—
	18,000	—	—	18.25	12/18/2013	—	—	—	—
	20,000	—	—	21.02	12/16/2014	—	—	—	—
	13,126	13,124	—	26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	13,458	306,977	—	—
Mark J. Miller	7,000	—	—	7.33	7/14/2009	—	—	—	—
	17,500	—	—	14.00	12/21/2010	—	—	—	—
	20,000	—	—	13.16	12/11/2011	—	—	—	—
	18,000	—	—	18.25	12/18/2013	—	—	—	—
	20,000	—	—	21.02	12/16/2014	—	—	—	—
	9,376	9,374	—	26.15	10/11/2012	—	—	—	—
	—	—	—	—	—	13,041	297,465	—	—

(1)	Options vest and become exercisable in four equal annual installments over the course of four years.

(2)	The expiration date of each option occurs six to ten years after the date of grant of each option.

(3)	Stock awards vest in four equal annual installments over the course of four years.

(4)	Computed by multiplying the closing market price of our common stock ($22.81) on April 3, 2009 (the last trading day of fiscal year 2009) by the number of shares subject to such stock award.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information concerning exercises of stock options by and stock awards vested for each of the Named Executive Officers during fiscal 2009.

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares Acquired	Realized on	Shares Acquired		Realized on
	on Exercise	Exercise	on Vesting		Vesting
Name	(#)	($)(1)	(#)		($)

Mark D. Dankberg	30,000	408,000	3,229		63,934
Richard A. Baldridge	—	—	2,500		49,500
Ronald G. Wangerin	4,000	60,708	1,042	(2)	20,632	(2)
Steven R. Hart	8,000	110,160	729		14,434
Mark J. Miller	7,000	100,282	521	(2)	10,316	(2)

(1)	The value realized equals the difference between the closing market price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares for which the option was exercised.

(2)	Mr. Wangerin and Mr. Miller deferred 100% of their respective restricted stock unit awards vested during fiscal year 2009. All restricted stock units noted in table above for Mr. Wangerin and Mr. Miller vested during fiscal year 2009, but the underlying shares for these awards had not yet been delivered or acquired as of the end of fiscal year 2009.

Equity Compensation Plan Information

The following table provides information as of April 3, 2009 with respect to shares of ViaSat common stock that may be issued under existing equity compensation plans. In accordance with the rules promulgated by the SEC, the table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

	(a)		(b)	(c)
Number of
	Number of			Securities
	Securities to be			Remaining Available
	Issued Upon		Weighted Average	for Future Issuance
	Exercise of		Exercise Price of	Under Equity
	Outstanding		Outstanding	Compensation Plans
	Options, Warrants		Options, Warrants	(Excluding Securities
Plan Category	and Rights (#)(1)		and Rights ($)	Reflected in Column (a))(#)

Equity compensation plans approved by security holders(2)	6,166,326	(3)	17.56	2,301,800	(4)
Equity compensation plans not approved by security holders	—		—	—

Total	6,166,326		17.56	2,301,800

(1)	Pursuant to SEC rules, this column does not reflect options assumed in mergers and acquisitions where the plans governing the options will not be used for future awards. As of April 3, 2009, a total of 96,934 shares of ViaSat common stock were issuable upon exercise of outstanding options under those assumed arrangements. The weighted average exercise price of those outstanding options is $13.80 per share.

(2)	Consists of two plans: (a) the 1996 Equity Participation Plan of ViaSat, Inc., and (b) the ViaSat, Inc. Employee Stock Purchase Plan.

(3)	Excludes purchase rights currently accruing under the ViaSat, Inc. Employee Stock Purchase Plan.

(4)	Includes shares available for future issuance under the ViaSat, Inc. Employee Stock Purchase Plan. As of April 3, 2009, 117,726 shares of common stock were available for future issuance under the plan.

Pension Benefits

None of our Named Executive Officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination

We do not have employment, severance or change of control agreements with the Named Executive Officers.

Director Compensation

The following table sets forth the compensation earned during the year ended April 3, 2009 by each of our non-employee directors.

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)(2)	($)	($)	($)	($)

Robert W. Johnson	29,500	—	106,996	—	—	—	136,496
B. Allen Lay	27,750	—	106,996	—	—	—	134,746
Jeffrey M. Nash	33,750	—	106,996	—	—	—	140,746
John P. Stenbit	27,500	—	106,996	—	—	—	134,496
Michael B. Targoff	21,000	—	106,996	—	—	—	127,996
Harvey P. White	30,000	—	113,052	—	—	—	143,052

(1)	This column represents the compensation cost recognized by us for financial statement reporting purposes in fiscal 2009 for stock options granted to each of the non-employee directors, in fiscal 2009 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown disregard adjustments for forfeiture assumptions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 1 to the financial statements included in our annual report on Form 10-K for the year ended April 3, 2009, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the non-employee directors.

(2)	The aggregate number of options outstanding at the end of fiscal 2009 for each director was as follows: Mr. Johnson 92,000; Mr. Lay 92,000; Dr. Nash 82,800; Mr. Stenbit 65,000; Mr. Targoff 75,000; and Mr. White 55,000. The full grant date fair value of stock options granted to each non-employee director during the fiscal year ended April 3, 2009 was $67,253, which reflects the company’s accounting expense for these options, and does not correspond to the actual value that may be recognized by the non-employee directors.

Directors who are employees of the company, such as Mr. Dankberg, do not receive any additional compensation for their services as directors. Currently, non-employee directors are entitled to receive an annual retainer for their service in the amount of $30,000 as a member of the Board, $12,000 for the chair of the Audit Committee, $8,000 for the chair of the Compensation and Human Resources Committee, $3,000 for the chair of the other Board committees, $6,000 as a non-chair member of the Audit Committee, $4,000 as a non-chair member of the Compensation and Human Resources Committee, and $2,000 as a non-chair member of the other Board committees. In addition, each non-employee director receives a meeting fee of $2,000 for each Board meeting attended, $1,500 for each committee meeting attended as the chair of such committee, and $1,000 for each committee meeting attended as a non-chair member of such committee. The meeting fee paid to non-employee directors for participation via telephone for each Board meeting or committee meeting is one-half of the regular meeting fee. At the time of initial election to the Board, each non-employee director is granted 3,000 restricted stock units and an option to purchase 9,000 shares of ViaSat common stock, and at each subsequent annual meeting of stockholders, each non-employee director is entitled to receive an annual equity grant in the form of 1,600 restricted stock units and an option to purchase 5,000 shares of ViaSat common stock. Members of the Board of Directors are reimbursed for expenses actually incurred in attending Board and committee meetings, and in connection with Board related activities.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Resources Committee for the 2009 fiscal year were Messrs. Nash, Stenbit and White. During fiscal 2009, no interlocking relationship existed between any member of the Compensation and Human Resources Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

All transactions and relationships in which the company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Michael Targoff, a director of ViaSat since February 2003, currently serves as the Chief Executive Officer and the vice chairman of the board of directors of Loral, the parent of Space Systems/Loral, Inc. (SS/L), and is also a director of Telesat Holdings Inc., a joint venture company formed by Loral and the Public Sector Pension Investment Board to acquire Telesat Canada in October 2007. John Stenbit, a director of ViaSat since August 2004, also currently serves on the board of directors of Loral. In January 2008, we entered into several agreements with SS/L, Loral and Telesat Canada related to our anticipated high capacity satellite system. Under a satellite construction contract with SS/L, we agreed to purchase a new broadband satellite (ViaSat-1) designed by us and currently under construction by SS/L for approximately $209.1 million, subject to purchase price adjustments based on satellite performance. In addition, we entered into a beam sharing agreement with Loral, whereby Loral is responsible for contributing 15% of the total costs (estimated at approximately $57.6 million) associated with the ViaSat-1 satellite project. Our purchase of the ViaSat-1 satellite from SS/L was approved by the disinterested members of our Board of Directors, after a determination by the disinterested members of our Board that the terms and conditions of the purchase were fair to ViaSat and in the best interests of ViaSat and its stockholders. During the 2009 fiscal year, we paid $92.7 million to SS/L for the construction of ViaSat-1and, as of April 3, 2009, we had $9.7 million in outstanding payables relating thereto. In the normal course of business, we recognized $2.0 million of revenue related to Telesat Canada for the fiscal year ended April 3, 2009. Accounts receivable due from Telesat Canada as of April 3, 2009 were $2.7 million.

A brother of Mark Dankberg, ViaSat’s Chairman and Chief Executive Officer, is a tax partner with Deloitte & Touche. In the ordinary course of business, we have engaged, and may in the future engage, Deloitte to provide tax consulting and other services. During fiscal 2009, we paid Deloitte approximately $664,770 for these services.

Another brother of Mr. Dankberg is employed by ViaSat as an information systems architect. He earned an aggregate of approximately $164,000 in base salary and bonus during fiscal year 2009, and participates in our equity award and benefit programs. His performance is evaluated consistent with our normal human resources practices and his compensation is commensurate with that of his peers.

A brother of Mark Miller, ViaSat’s Chief Technical Officer, is a software engineer at ViaSat. He earned an aggregate of approximately $128,000 in base salary and bonus during fiscal year 2009 with respect to his employment, and participates in our equity award and benefit programs. His performance is evaluated consistent with our normal human resources practices and his compensation is commensurate with that of his peers.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of ViaSat’s financial reporting, internal control and audit functions. The Audit Committee is comprised solely of independent directors, as defined in the applicable Nasdaq and SEC rules. The Audit Committee operates under a written audit committee charter adopted by the Board of Directors. A copy of the audit committee charter can be found on the “Investor Relations” section of ViaSat’s website at investors.viasat.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its written charter, are intended to be in accordance with applicable requirements for corporate audit committees.

Management is responsible for the preparation, presentation and integrity of ViaSat’s financial statements, accounting and financial reporting principles, establishing and maintaining a system of disclosure controls and procedures, establishing and maintaining a system of internal controls, and procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, ViaSat’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of ViaSat’s internal control over financial reporting. The Audit Committee periodically meets with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of ViaSat’s internal controls and the overall quality of ViaSat’s financial reporting. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2009 with management and PricewaterhouseCoopers LLP. Specifically, the Audit Committee reviewed with PricewaterhouseCoopers LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements. PricewaterhouseCoopers LLP represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (Codification of Statements on Auditing Standards, AU Section 380).

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from ViaSat.

In reliance on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that ViaSat’s audited financial statements be included in ViaSat’s annual report on Form 10-K for the fiscal year ended April 3, 2009 for filing with the SEC.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that ViaSat specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Respectfully Submitted by the Audit Committee

B. Allen Lay (Chair)
Robert W. Johnson
Jeffrey M. Nash
Harvey P. White

OTHER MATTERS

Stockholder Proposals for Inclusion in ViaSat’s 2010 Proxy Statement.  Stockholders of ViaSat may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. To be eligible for inclusion in our proxy statement relating to the 2010 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than April 23, 2010 (120 calendar days prior to the anniversary of the date of the proxy statement for our 2009 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at the 2010 Annual Meeting.  If a stockholder wishes to present a proposal at our 2010 annual meeting of stockholders without including the proposal in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws and must otherwise satisfy the conditions set forth in our bylaws for stockholder proposals. Under our bylaws, a stockholder must notify us no earlier than June 3, 2010 (120 calendar days prior to the anniversary of our 2009 annual meeting) and no later than July 3, 2010 (90 calendar days prior to the anniversary of our 2009 annual meeting) unless the date of the 2010 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2009 annual meeting. If the stockholder fails to give timely notice, the proxy card will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in accordance with their best judgment.

APPENDIX A

VIASAT, INC.
EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective July 1, 2009)

ViaSat, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby adopts The ViaSat, Inc. Employee Stock Purchase Plan (the “Plan”). The purposes of the Plan are as follows:

(1) To assist employees of the Participating Companies (as defined below) in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

(2) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiary Corporations.

1.	DEFINITIONS

Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless the context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

(a) “Authorization” has the meaning assigned to that term in Section 3(b) hereof.

(b) “Board of Directors” or “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee appointed to administer the Plan pursuant to Section 12 hereof.

(e) “Company” means ViaSat, Inc., a Delaware corporation.

(f) “Date of Exercise” means, with respect to any Option, the last day of the Offering Period for which the Option was granted.

(g) “Date of Grant” means, with respect to any Option, the date upon which the Option is granted, as set forth in Section 3(a) hereof.

(h) “Eligible Compensation” means the employee’s base pay.

(i) “Eligible Employee” means an employee of a Participating Company (1) who does not, immediately after the Option is granted, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation; (2) who has been employed by a Participating Company for not less than six months; (3) whose customary employment is for more than 20 hours per week; and (4) whose customary employment is for more than five months in any calendar year. For purposes of paragraph (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), an individual shall be treated as an employee of the Participating Company employing such individual immediately prior to such leave. “Eligible Employee” shall not include any director of a Participating Company who does not render services to the Participating Company in the status of an employee within the meaning of Section 3401(c) of the Code. In addition, “Eligible Employee” shall not include any employee of a Participating Company who is a citizen or resident of a foreign jurisdiction if the grant of an Option under the Plan to such employee would be prohibited under the laws of such foreign jurisdiction or the grant of an Option to such employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion.

(j) “Offering Period” shall mean the six-month periods commencing January 1 and July 1 of each Plan Year as specified in Section 3(a) hereof or such other dates which are six months apart as determined by the Committee. Options shall be granted on the Date of Grant and exercised on the Date of Exercise as provided in Sections 3(a) and 4(a) hereof.

(k) “Option” means an option granted under the Plan to an Eligible Employee to purchase shares of the Company’s Stock.

(l) “Option Period” means, with respect to any Option, the period beginning upon the Date of Grant and ending upon the Date of Exercise.

(m) “Option Price” has the meaning set forth in Section 4(b) hereof.

(n) “Parent Corporation” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(o) “Participant” means an Eligible Employee who has complied with the provisions of Section 3(b) hereof.

(p) “Participating Company” means the Company and such present or future Subsidiary Corporations of the Company as the Board of Directors or the Committee shall from time to time designate.

(q) “Payday” means the regular and recurring established day for payment of cash compensation to employees of the Company or any Participating Company.

(r) “Plan” means The ViaSat, Inc. Employee Stock Purchase Plan.

(s) “Plan Year” means the calendar year.

(t) “Stock” means the shares of the Company’s common stock, $0.0001 par value.

(u) “Subsidiary Corporation” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.	STOCK SUBJECT TO THE PLAN

Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate 2,250,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan.

3.	GRANT OF OPTIONS

(a) General Statement.  The Company shall offer Options under the Plan to all Eligible Employees in successive Offering Periods. Dates of Grant shall include January 1 and July 1 of each Plan Year and/or such other date or dates as the Committee may from time to time determine. Each Option shall expire on the Date of Exercise immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with subsection (b) hereof for the Option Period, divided by the Option Price, except as provided in Section 4(a); provided, however, that the maximum number of shares subject to any Option shall not exceed 100,000. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on a Date of Exercise, the Company shall pay to the Participant such amount in cash in one lump sum within sixty (60) days following such Date of Exercise, without any interest thereon.

(b) Election to Participate; Payroll Deduction Authorization.  Except as provided in subsection (d) or (e) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible

Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Date of Grant and no later than five (5) working days before such Date of Grant a completed and executed written payroll deduction authorization in a form prepared by the Company (the “Authorization”). An Eligible Employee’s Authorization shall give notice of such Eligible Employee’s election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate such Participant’s payroll deduction election. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Authorization payable on such Payday, and such amount shall be credited to the Participant’s account under the Plan. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to Section 6.

The Committee may adopt rules and procedures for the implementation and administration of payroll deduction elections, including the following:

(i) whether a Participant’s payroll deduction election may be stated in terms of a dollar amount on each Payday, a percentage of Eligible Compensation on each Payday or in any other manner; provided that, in the absence of any determination by the Committee, a Participant’s payroll deduction election shall be stated in terms of a percentage of such Participant’s Eligible Compensation on each Payday; and

(ii) any minimum or maximum dollar or percentage limitations that apply to a Participant’s payroll deduction election; provided that, in the absence of any determination by the Committee, the minimum payroll deduction to be made by a Participant per Payday is $10.00 (if a specific dollar amount is selected) or 1% of Eligible Compensation (if a specific percentage is selected); provided, further, that in the absence of any determination by the Committee, the maximum payroll deduction to be made by a Participant per Payday is 5% of Eligible Compensation.

(c) $25,000 Limitation.  No Eligible Employee shall be granted an Option under the Plan which permits his or her rights to purchase Stock under the Plan and under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 to accrue at a rate which exceeds the $25,000 limit set forth in Section 423(b)(8) of the Code and the Treasury Regulations thereunder. If by reason of the foregoing limitation any portion of the balance in a Participant’s account under the Plan is not applied to the purchase of Stock on a Date of Exercise, the Company shall pay to the Participant such amount in cash in one lump sum within sixty (60) days following such Date of Exercise, without any interest thereon.

(d) Leaves of Absence.  During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each Payday equal to the amount of the Participant’s payroll deductions under the Plan for the Payday immediately preceding the first day of such Participant’s leave of absence.

(e) Foreign Employees.  In order to facilitate participation in the Plan, the Committee may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Participating Company outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of Options granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

4.	EXERCISE OF OPTIONS; OPTION PRICE

(a) General Statement.  Each Participant automatically and without any act on such Participant’s part shall be deemed to have exercised such Participant’s Option on the Date of Exercise to the extent that the balance then in the Participant’s account under the Plan is sufficient to purchase at the Option Price whole shares of the Stock subject to the Option. Any cash in lieu of fractional shares of Stock remaining after the purchase of whole shares of

Stock upon exercise of an Option will be credited to such Participant’s account and carried forward and applied toward the purchase of whole shares of Stock pursuant to the Option, if any, granted to such Participant for the next following Offering Period. Fractional shares will not be issued.

(b) Option Price Defined.  The option price per share of Stock (the “Option Price”) to be paid by a Participant upon the exercise of the Participant’s Option shall be equal to 85% of the lesser of the fair market value of a share of Stock on the Date of Exercise or the fair market value of a share of Stock on the Date of Grant. The fair market value of a share of Stock as of a given date shall be: (i) the closing price of a share of Stock on the principal exchange on which the Stock is then trading, including, without limitation, The Nasdaq Stock Market, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if the Stock is not traded on an exchange but is quoted on a national market or other quotation system, (1) the last sales price on such date, or if no sales occurred on such date, then on the next preceding trading day during which a sale occurred, as reported by such national market or quotation system; (iii) if the Stock is not publicly traded on an exchange and not quoted on a national market or a quotation system, the mean between the closing bid and asked prices for a share of Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as determined in good faith by the Committee; or (iv) if the Stock is not publicly traded, the fair market value of a share of Stock established by the Committee acting in good faith.

(c) Delivery of Shares.  As soon as practicable after the exercise of any Option, the Company will deliver to the Participant or his or her nominee the whole shares of Stock purchased by the Participant from funds credited to the Participant’s account under the Plan. Shares issued pursuant to the Plan may be evidenced in such manner as the Committee may determine and may be issued in certificated form or issued pursuant to book-entry procedures. In the event the Company is required to obtain authority from any commission or agency to issue any such shares, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant’s account in cash in one lump sum without any interest thereon.

(d) Pro Rata Allocations.  If the total number of shares of Stock for which Options are to be exercised on any Date of Exercise exceeds the lesser of (i) the number of shares of Stock that were available for sale under the Plan on the Date of Grant of the applicable Offering Period or (ii) the number of shares remaining unsold under the Plan (after deduction of all shares for which Options have theretofore been exercised) on such Date of Exercise, the Committee shall make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Participants which have not been applied to the purchase of shares of Stock shall be paid to such Participants in cash in one lump sum within sixty (60) days after the Date of Exercise, without any interest thereon.

5.	WITHDRAWAL FROM THE PLAN

(a) General Statement.  Any Participant may withdraw from participation under the Plan at any time except that no Participant may withdraw during the last ten (10) days of any Offering Period. A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company (the “Withdrawal Election”) not later than ten (10) days prior to the Date of Exercise during any Offering Period. Upon receipt of a Participant’s Withdrawal Election, the Company shall pay to the Participant the amount of the balance in the Participant’s account under the Plan in cash in one lump sum within sixty (60) days, without any interest thereon. Upon receipt of a Participant’s Withdrawal Election by the Company, the Participant shall cease to participate in the Plan and the Participant’s Option shall terminate.

(b) Eligibility Following Withdrawal.  A Participant who withdraws from the Plan and who is still an Eligible Employee shall be eligible to participate again in the Plan as of any subsequent Date of Grant by delivering to the Company an Authorization pursuant to Section 3(b) hereof.

6.	TERMINATION OF EMPLOYMENT

(a) Termination of Employment Other than by Death.  If the employment of a Participant terminates other than by death, the Participant’s participation in the Plan automatically and without any act on the Participant’s part shall terminate as of the date of the termination of the Participant’s employment. As soon as practicable after such a termination of employment, the Company will pay to the Participant the amount of the balance in the Participant’s account under the Plan without any interest thereon. Upon a Participant’s termination of employment covered by this Section 6(a), the Participant’s Authorization, interest in the Plan and Option under the Plan shall terminate. A transfer of employment from one Participating Company to another shall not be treated as a termination of employment.

(b) Termination By Death.  If the employment of a participant is terminated by the Participant’s death, the executor of the Participant’s will or the administrator of the Participant’s estate by written notice to the Company may request payment of the balance in the Participant’s account under the Plan, in which event the Company shall make such payment without any interest thereon as soon as practicable after receiving such notice; upon receipt of such notice the Participant’s Authorization, interest in the Plan and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Date of Exercise, the Participant’s Option shall be deemed to have been exercised on such Date of Exercise and any cash remaining in such Participant’s account thereafter shall be distributed in cash without interest thereon pursuant to Section 5(a) hereof.

7.	RESTRICTION UPON ASSIGNMENT

An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s Option or any rights under the Participant’s Option.

8.	NO RIGHTS OF STOCKHOLDERS UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

9.	CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION

Whenever any change is made in the Stock or to Options outstanding under the Plan, by reason of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of shares, appropriate action shall be taken by the Committee to adjust accordingly the number of shares of Stock subject to the Plan and the number and the Option Price of shares of Stock subject to the Options outstanding under the Plan to preserve, but not increase, the rights of Participants hereunder.

10.	USE OF FUNDS; NO INTEREST PAID

All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited to any Participant’s account under the Plan with respect to such funds.

11.	AMENDMENT OF THE PLAN

The Board of Directors may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval of the Company’s stockholders shall be required to amend the Plan (i) to increase the number of shares of Stock, or change the type of securities, reserved for sale pursuant to Options under the Plan, (ii) to decrease the

Option Price below a price computed in the manner stated in Section 4(b) hereof, (iii) to alter the requirements for eligibility to participate in the Plan or (iv) in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

12.	ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

(a) Appointment of Committee.  The Plan shall be administered by the Committee, which shall be composed of two or more members of the Board of Directors, each of whom is both a “non-employee director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” for purposes of Section 162(m) of the Code. Each member of the Committee shall serve for a term commencing on a date specified by the Board of Directors and continuing until the member dies or resigns or is removed from office by the Board of Directors. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.

(b) Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(c) Majority Rule.  The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

(d) Compensation; Professional Assistance; Good Faith Actions.  All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

13.	NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

14.	MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets or 50% or more of the Company’s then outstanding voting stock, the liquidation or dissolution of the Company or any other reorganization of the Company, the Date of Exercise with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation, dissolution, or reorganization (or on such other prior date as is determined by the Committee) unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Section 424(a) of the Code.

15.	TERM; APPROVAL BY STOCKHOLDERS

This amended and restated Plan shall be effective July 1, 2009. No Options granted under this amended and restated Plan shall be exercised, and no shares of Stock shall be issued hereunder, until this amended and restated Plan shall have been approved by the stockholders of the Company (such stockholder approval shall be prior to

December 31, 2009). In the event this amended and restated Plan shall not have been approved by the stockholders of the Company prior to December 31, 2009, all Options granted under this amended and restated Plan shall be canceled and become null and void.

The Plan shall terminate upon such date as is determined by the Company in its sole discretion. The Plan shall automatically be suspended on the date on which all shares available for issuance under the Plan shall have been sold pursuant to Options exercised under the Plan pending approval of an increase in the number of shares available for issuance under the Plan. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

16.	EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation (a) to establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

17.	CONDITIONS TO ISSUANCE OF SHARES

The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, shares of Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a) The admission of such shares to listing on all stock exchanges, if any, on which the Stock is then listed; and

(b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the Option; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

18.	CONFORMITY TO SECURITIES LAWS

Notwithstanding any other provision of this Plan, the participation in this Plan and all elections thereunder shall be subject to, and may be limited by, such rules and restrictions as the Committee may prescribe in order to comply with all applicable federal and state securities laws. Without limiting the generality of the foregoing, this Plan and participation in this Plan by any individual who is then subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

19.	NOTIFICATION OF DISPOSITION

Each Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made (a) within two (2) years from the Date of Grant of the Option or (b) within one (1) year after the transfer of such shares to such Participant upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

20.	NOTICES

Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to any Eligible Employee or Participant shall be addressed to such Employee at such Employee’s last address as reflected in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Eligible Employee or a Participant shall, if the Eligible Employee or Participant is then deceased, be given to the Eligible Employee’s or Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section. Any notice shall have been deemed duly given if personally delivered or if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

21.	HEADINGS

Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

22.	EQUAL RIGHTS AND PRIVILEGES

Subject to Section 3(e) hereof, all Eligible Employees shall have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or applicable Treasury Regulations thereunder. Subject to Section 3(e) hereof, any provision of this Plan that is inconsistent with Section 423 or applicable Treasury Regulations will, without further act or amendment by the Company, the Board of Directors or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or applicable Treasury Regulations.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

PROXY CARD FOR ANNUAL MEETING

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The ViaSat Board of Directors unanimously recommends that stockholders vote “FOR” all the nominees listed, and “FOR” Proposals 2 and 3. +

1.	Election of Directors:	For	Withhold

	Robert W. Johnson	☐	☐

	John P. Stenbit	☐	☐

		For	Against	Abstain

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as ViaSat’s Independent Registered Public Accounting Firm	☐	☐	☐

3.	Approval of Amendment to the Employee Stock Purchase Plan	☐	☐	☐

B Non-Voting Items.
Change of Address — Please print new address below.	ELECTRONIC ACCESS TO FUTURE DOCUMENTS	I Consent

If you consent to use the internet to access all future notices of stockholder meetings, proxy statements and annual reports issued by ViaSat (electronic access), please mark this box. See reverse side for details.
☐
C	Authorized Signatures — Date and Sign Below — This section must be completed for your vote to be counted.
Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 (Joint Owner) — Please keep signature within the box.
/ /
+

Important Notice Regarding the Availability of Proxy Materials for the
ViaSat Annual Meeting of Stockholders To Be Held on October 1, 2009
The proxy materials for the ViaSat annual meeting of stockholders, including the proxy statement and annual report to stockholders, are available over the internet on the “Investor Relations” section of our website at investors.viasat.com.
Electronic Access To Future Documents
If you wish to access all future proxy statements and annual reports via the internet as they become available, please consent by marking the appropriate box on the reverse side of this proxy card. Choosing to receive your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. This consent will remain in effect until you notify our transfer agent, Computershare, by mail that you wish to resume mail delivery of the proxy statement and annual report.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY CARD

VIASAT, INC.
ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 1, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE VIASAT BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Mark D. Dankberg and Keven K. Lippert, jointly and severally, with full power of substitution to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of ViaSat, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of ViaSat, Inc. to be held on October 1, 2009 at 8:30 a.m. Pacific Time at 6155 El Camino Real, Carlsbad, California 92009, and at any adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present.
THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT.

SEE REVERSE SIDE	TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE